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                                                                    EXHIBIT 99.1

Level 8 Systems Notified Of Failure To Maintain Nasdaq National Market Minimum Bid Price Requirement

CARY, NC -- July 26, 2002 -- Level 8 Systems, Inc. (Nasdaq: LVEL), a global provider of high performance eBusiness integration software, today announced that it has been notified by Nasdaq that the bid price of the Company's common stock has remained below the minimum $1.00 per share bid price requirement for more than 30 consecutive trading days. The Company has until October 14, 2002 to regain compliance or the Company risks having its common stock delisted from the Nasdaq National Market.

The bid price of the Company's common stock must close at $1.00 per share or more for a minimum of ten consecutive trading days to regain compliance and maintain its listing on the Nasdaq National Market. Under certain circumstances, Nasdaq may require that the closing bid price exceed $1.00 per share or more for more than ten consecutive trading days before notifying the Company that it has regained compliance.

If the bid price of the Company's common stock does not comply with the minimum bid price requirement prior to October 14, 2002, the Company expects to apply for transfer to The Nasdaq SmallCap Market. To transfer, the Company must satisfy the continued inclusion requirements for the SmallCap Market, which makes available an extended grace period for meeting the minimum $1.00 bid price requirement. If the transfer application is approved, the Company will be afforded the 180-calendar day SmallCap Market grace period, or until January 13, 2003, to demonstrate compliance. The company may also be eligible for an additional 180-calendar day grace period provided that it meets the initial listing criteria for the SmallCap Market.

Level 8 Systems and Cicero are registered trademarks of Level 8 Systems, Inc. Level 8, the Level 8 logo and the Cicero logo are trademarks of Level 8 Systems, Inc. and or its affiliates. All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

Contact:
     Contact: Tony Pizi
     Title: CEO
     Voice: 609-987-9001
     Email: Tpizi@level8.com

     Contact: John Broderick
     Title: CFO
     Voice: 919-380-5320
     Email: Jbroderick@level8.com